Exhibit (k)(2)
FORM OF ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this __ day of _______, 2022 by and among Nuveen Churchill Private Capital Income Fund, a Delaware statutory trust (the “Company”), Nuveen Securities, LLC, a Delaware limited liability company (“Intermediary Manager”) and UMB Bank, N.A.., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).
WHEREAS, the Company is registering for sale in a public offering (the “Offering”) a maximum of $ 2,500,000,000 of its common shares of beneficial interest, $0.01 par value per share, consisting of Class S common stock, Class D common stock, and Class I common stock (collectively, the “Shares”) pursuant to the Company’s Registration Statement on Form N-2 (File No 333-262771), as amended from time to time (the “Offering Document”);
WHEREAS, the Intermediary Manager has been engaged by the Company pursuant to an Intermediary Manager Agreement dated _______ __, 2022 (as amended from time to time, the “Intermediary Manager Agreement”) to offer and sell the Shares on a best-efforts basis in the Offering through a network of participating broker-dealers (the “Dealers”), certain investment advisers and other qualified financial institutions;
WHEREAS, the Company has agreed that if at least $ 2,500,000 of gross offering proceeds (such amount, the “Minimum Offering”) has not been raised as of the close of business on the one year anniversary of the date the Offering Document becomes effective with the Securities and Exchange Commission (the “Closing Date”) the full purchase price paid by subscribers for Shares, with interest and without deduction for expenses, will be promptly refunded to such subscribers.
WHEREAS, the Intermediary Manager and the Company desire to establish an escrow account (the “Escrow Account”) as further described herein, in which funds received from subscribers will, except as otherwise specified herein, be deposited and the Company desires that the Escrow Agent act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity.
WHEREAS, at the direction of the Company, the Escrow Agent has engaged [__________] (the “Processing Agent”), to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Processing Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Intermediary Manager.
WHEREAS, in order to subscribe for Shares during the Escrow Period (as defined below), a subscriber must deliver (i) an executed subscription agreement in substantially the form attached as an exhibit to the Offering Document and (ii) the full amount of the purchase price for the Shares: (a) by check made payable to the order of “Nuveen Churchill Private Income Fund/UMB Bank, N.A. -Escrow Account” in U.S. dollars; or (b) by draft or wire transfer of immediately available funds in U.S. dollars, made payable as provided on Exhibit C (collectively, the “Payment Instruments”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Intermediary Manager, the Company and Escrow Agent agree to the terms of this Agreement as follows:
1.     Establishment of Escrow Account; Escrow Period. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company shall establish the Escrow Account with the Escrow Agent, which shall be entitled “Nuveen Churchill Private Income Fund/UMB Bank, N.A. -, Escrow Agent Account.” ” This Agreement shall be effective on the date on which the Offering Document becomes effective. Except as otherwise set forth herein, the “Escrow Period” shall commence upon the effectiveness of this Agreement and shall continue until the earlier of: (a) the date upon which the Escrow Agent receives confirmation from the Company that the Company has raised the Minimum Offering and that the Company desires to break escrow; (b) the Closing Date; or (c) the termination of the Offering by the Company prior to the receipt of the Minimum Offering.
2.      Operation of the Escrow.
(a)     Deposits in the Escrow Account. During the Escrow Period, the Intermediary Manager will promptly deliver, but in no event later than noon of the next business day following receipt by the Intermediary Manager or other Dealers transmitting monies and subscriptions from subscribers, any monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account, and the Escrow Agent shall deposit and hold in the Escrow Account any monies received directly from subscribers for the payment of Shares (collectively, the “Escrowed Funds”); provided, however, if the Intermediary Manager receives subscription agreements and checks at a branch office and final supervisory review is conducted at a different location (the “Final Review Office”), then the branch office shall transmit the subscription agreements and checks to the Final Review Office by noon on the next business day following their receipt by the branch office and the Final Review Office shall review the subscription agreements and check to ensure their proper execution and form and, if they are acceptable, deliver the subscription agreements and the funds to the Escrow Agent by noon on the next business day after their receipt by the Final Review Office. To the extent that subscription agreements and payments are remitted by the Processing Agent, the Company, the Intermediary Manager or a Dealer, the Processing Agent, the Company, the Intermediary Manager or a Dealer, as applicable, will furnish to the Escrow Agent a list detailing information regarding such subscriptions as set forth in Exhibit A. All monies deposited into the Escrow Account shall be held in the Escrow Account and invested as set forth in Section 3 until such funds are disbursed in accordance with this Section 2. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Break Escrow Letter (as described below), the Escrow Agent shall promptly notify the Company in writing via mail, e-mail or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable in the amount of such returned payment. The Processing Agent has agreed to maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address; (ii) the number and class of Shares purchased by such subscriber; and (iii) the amount paid by such subscriber for such Shares. During the Escrow Period, neither the Company nor the Intermediary Manager will be entitled to any funds deposited into the Escrow Account.
The Company, Processing Agent or the Intermediary Manager shall furnish to the Escrow Agent with each delivery of an Instrument of Payment, a list of the Subscribers who have paid for the Shares showing the name, address, tax identification number, amount and class of Shares subscribed for and the amount paid and deposited with the Escrow Agent. This information comprising the identity of Subscribers shall be provided to the Escrow Agent in the format set forth on Exhibit A. All Subscriber Funds so deposited shall not be subject to any liens or charges by the Company, the Intermediary Manager or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Company understands and agrees that the Company shall not be entitled to any Subscriber Funds on deposit in the Escrow Account and no such funds shall become the property of the Company except when released to the Company pursuant to this Escrow Agreement. The Company, the Intermediary Manager and the Escrow Agent will treat all Subscriber information as confidential. The Escrow Agent shall not be required to accept any funds from Subscribers that are not accompanied by the information on the List of Subscribers.
(b)     Distribution of the Escrowed Funds. The funds in the Escrow Account shall remain in the Escrow Account until (i) the Minimum Offering has been achieved and (ii) the Escrow Agent receives written direction provided by the Company instructing the Escrow Agent to deliver the amount of such Escrowed Funds as the Company shall direct, provided, however, that the Escrow Agent shall not disburse the funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company of such rejection or rescission. In the event the Escrow Agent receives written notice from the Company or the Intermediary Manager that the Company or Intermediary Manager has rejected a Subscriber’s subscription, the Escrow Agent shall pay directly to the applicable subscriber, within ten (10) business days after receiving notice of the rejection, by first class United States Mail at the address appearing on the List of Subscribers, or at such other address or wire instructions as are furnished to the Escrow Agent by the Subscriber in writing, all collected sums paid by the Subscriber for Shares and received by the Escrow Agent, together with all interest earned thereon.
A letter from an officer of the Company to the Escrow Agent and Processing Agent stating that at least the Minimum Offering has been achieved on or prior to the Closing Date, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Break Escrow Letter”). The Break Escrow Letter shall indicate: (i) the date on which the Minimum Offering was achieved or satisfied; and (ii) the actual total number of Shares sold as of such date. The current form of the Break Escrow Letter is attached hereto as Exhibit D. The Company hereby directs the Escrow Agent to provide the Processing Agent with all electronic files and information needed by the Processing Agent, including, without limitation, the subscription agreements, to maintain ownership records for the Shares. With respect to any disbursement directions submitted to the Escrow Agent under this section, the Company certifies it shall review any wire instructions set forth therein to confirm such wire instructions are accurate, and agrees it will not seek recourse from the Escrow Agent as a result of losses incurred by it for making the disbursement in accordance with its instructions.
(c)     Return of Escrowed Funds. If the Escrow Agent receives written notice of the occurrence of the Closing Date from the Company or Intermediary Manager and has not received a Break Escrow Letter, or if the Escrow Agent receives an Offering Termination Letter (as described below), or if the Escrow Agent otherwise receives written notice from the Company or Intermediary Manager of the rejection of a subscriber’s subscription, the Escrow Agent shall promptly create and dispatch checks and wires drawn on the Escrow Account to return the amount of the funds in the Escrow Account, as well as any interest earned on such funds, without deduction for fees, penalties or expenses, to the respective subscribers, and the Escrow Agent shall notify the Company and the Intermediary Manager of its distribution of the funds. The subscription payments returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors. If at any time prior to the raising of the Minimum Offering and the Closing Date the Company decides to terminate the offering, the Company shall notify the Escrow Agent and Processing Agent by means of a letter from an officer of the Company authorizing the Escrow Agent to distribute the funds in the Escrow Account as provided in this paragraph (an “Offering Termination Letter”).
3.      Escrowed Funds.
(a)    The Escrow Agent shall promptly invest the Escrowed Funds, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Company. In the absence of written investment instructions from the Company, the Escrow Agent shall deposit and invest the Escrowed Funds, including any and all interest and investment income, in UMB Money Market Special, a UMB money market deposit account. Any interest received by the Escrow Agent with respect to the Escrowed Funds, including reinvested interest shall become part of the Escrowed Funds, and shall be disbursed pursuant to this Escrow Agreement. The Company agrees that, for tax reporting purposes, all interest or other taxable income earned on the Escrowed Funds in any tax year shall be taxable to the to the person or entity receiving the interest or other taxable income. Notwithstanding anything herein to the contrary, funds in the Escrow Account may only be invested in “Short Term Investments” in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.
(b)    The Escrow Agent shall be entitled to sell or redeem any such investments as the Escrow Agent deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.
(c)    At any time pursuant to this Escrow Agreement interest and investment income earned on Escrowed Funds deposited in the Escrow Account (“Escrow Income”) is to be paid to a subscriber, the Escrow Agent shall promptly provide directly to such subscriber the amount of Escrow Income payable to such subscriber; provided that the Escrow Agent is in possession of such subscriber’s executed IRS Form W-9. In the event an executed IRS Form W-9 is not received for each subscriber, the Escrow Agent shall have no obligation to return Escrow Income to any subscriber until after it has received an executed and valid IRS Form W-9 executed by the subscriber and shall remit an amount to the subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any Escrow Income attributable to those subscribers for whom the Escrow Agent does not possess an executed IRS Form W-9. Escrow Income shall be remitted to subscribers at the address provided by the Intermediary Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, and without any deductions for escrow expenses.
(d)    The Company agrees to indemnify and hold the Escrow Agent harmless from and against any and all taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to the Escrowed Funds unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been caused by the Escrow Agent’s gross negligence or willful misconduct. The terms of this paragraph shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.
4.     Duties of the Escrow Agent.
The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as otherwise set forth in Section 23, the Escrow Agent and the Processing Agent shall keep strictly confidential all information sent to it unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law.
5.     Liability of the Escrow Agent and the Processing Agent; Indemnification.
(a)    In performing any of their respective duties under this Agreement, or upon the claimed failure to perform their respective duties hereunder, the Escrow Agent and the Processing Agent shall not be liable to anyone for any damages, losses, or expenses that either may incur as a result of either so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages, losses, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by the Company arising out of its negligence, willful misconduct or recklessness under this Agreement. Accordingly, neither the Processing Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Processing Agent and/or the Escrow Agent shall believe such document to be genuine. Upon or before the execution of this Escrow Agreement, the Company and the Intermediary Manager shall deliver to the Escrow Agent authorized signers’ lists in the form of Exhibit B to this Escrow Agreement.
(b)    The Company hereby agrees to indemnify and hold harmless the Escrow Agent and the Processing Agent (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements, that may be incurred by either of them resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify either Indemnitee for any such losses, claims, damages, or expenses arising out of such Indemnitee’s negligence or willful misconduct.
(c)    If any dispute ensues between or among the parties hereto that, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal proceedings may be brought in any such court as the Escrow Agent shall determine has jurisdiction.

The Company shall indemnify the Escrow Agent or Processing Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.
(d)    The parties agree that the Escrow Agent has no role in the preparation of the Offering Document (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Document (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Escrowed Funds once transferred to or at the direction of the Company, that being the sole obligation and responsibility of the Company.
6.     The Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement with the Company’s consent, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof with the Company’s consent, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation relating to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorney’s fees and expenses, occasioned by any delay, controversy, litigation or event, and the same shall be paid by the Company or any of its affiliates. The Company’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.
7.     Security Interests. No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.
8.     Dispute. In the event of any disagreement between the undersigned or the person or persons named in instructions given pursuant to this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a court of competent jurisdiction over the parties and money, papers and property involved herein or affected hereby; or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.
9.     Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:
(a)    all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate; or
(b)    if no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; and

(c)    further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into such court all monies and property deposited with Escrow Agent under this Agreement.
10.     Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

If to the Company	Attn:
Phone:
Email:

If to Intermediary Manager:	Attn:
Phone:
Email:

If to Escrow Agent:	UMB Bank, N.A.
Corporate Trust & Escrow Services
Phone:
Email:
11.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
12.     Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
13.     Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Intermediary Manager, the Company and the Escrow Agent.
14.     Assignability. Except as set forth in Section 9, this Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.
15.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law. The parties hereto agree the transactions described herein may be conducted and related documents may be sent and stored by electronic means.
16.     Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.
17.     Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
18.     Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Company or its agent shall be responsible for all tax reporting under this Escrow Agreement. Pursuant to the subscription agreement completed by subscribers, the Company and the Intermediary Manager agree to provide the Escrow Agent completed IRS Forms W-9 (or IRS Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) upon the execution of this Agreement and any other information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time and the Bank Secrecy Act of 1970 as amended from time to time. The parties hereto understand that if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement. The Company shall be treated as the owner of the Escrowed Funds for federal and state income tax purposes and the Company will report all income, if any, that is earned on, or derived from, the Escrowed Funds as its income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each Payment Instrument and shall inform the Company if a Payment Instrument fails the OFAC search.
19.     Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
20.     Third Party Beneficiaries. The Processing Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any Party hereto.
21.     Termination of the Escrow Agreement. This Agreement, except for Sections 9 and 11 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the earliest of the date that (a) all funds held in the Escrow Account are distributed to the Company or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account; (b) all funds held in the Escrow Account are distributed to a successor escrow agent upon written instructions from the Company; or (c) the Escrow Agent receives written notice from the Company or the Intermediary Manager that the Company terminated the Offering and any funds held in the Escrow Account are distributed in accordance with this Agreement.
22.     Relationship of Parties. The Intermediary Manager and the Company are unaffiliated with the Escrow Agent, and this Agreement does not create any partnership or joint venture among either the Intermediary Manager or the Company and the Escrow Agent.
23.     Data Security.
(a)    The Company and the Intermediary Manager each agree to have in place and adhere to a commercially reasonable program of customer privacy and/or data protection in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. This program shall, at a minimum, include the maintenance of firewalls, anti-virus solutions, internal controls, security monitoring and other similar precautions, as reasonable and appropriate, to help protect against unauthorized use and/or disclosure. The Escrow Agent agrees it has policies and procedures in place to protect customer privacy and/or data protection in compliance with laws applicable to it as an escrow agent and bank. The Escrow Agent will promptly notify the Company of any breaches of security or loss of confidential customer information in respect of investors in the Company or any other customer data subject to the controls employed by the Escrow Agent for the benefit of the Company, any subscriber and/or the Intermediary Manager.
(b)    The Escrow Agent and its Representatives (as defined below) shall keep strictly confidential all information sent to them (“Confidential Information”) unless disclosure is otherwise permitted by this Section 23. The term Confidential Information shall not include information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Escrow Agent, (ii) that, at the time of receipt from the Company under this Agreement, is already in the possession or control of or known to the Escrow Agent or any of its directors, officers, employees, agent (including, for the avoidance of doubt, the Processing Agent), representatives, attorneys, or advisors of the Escrow Agent (hereinafter “Representatives”) or that is received by the Escrow Agent or any of its Representatives from a source other than the Company if, in either case, the source of the information was not at the time of first receipt known by the Escrow Agent or its Representative to be bound by a contractual, legal, fiduciary or other obligation of confidentiality prohibiting disclosure of the information to the Escrow Agent at the time of disclosure, or (iii) that is independently developed by the Escrow Agent or any of its Representatives without violating any obligations owed by the Escrow Agent or any of its Representatives to the Company under this Agreement, or was permitted to be disclosed by written authorization of the Company. In the event the Escrow Agent or its Representatives are required to disclose Confidential Information pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law or unless the Escrow Agent is otherwise advised by counsel that such material is legally required to be disclosed, to the extent permitted by law, the Escrow Agent or its Representatives shall give the Company prior written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and the Escrow Agent and its Representatives will reasonably cooperate (with the Company reimbursing the Escrow Agent or its Representatives, as applicable, for all reasonable related out-of-pocket expenses) with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, the Escrow Agent and its Representatives may, without liability under this Agreement, may furnish only that portion of the Confidential Information which, in the opinion of counsel, the Escrow Agent and its Representatives is legally required to disclose; provided, that the Escrow Agent and its Representatives, to the extent permitted by law, will give the Company written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. Without limiting the foregoing, nothing in this Agreement shall prohibit, prevent or limit the Escrow Agent or its Representatives from disclosing any Confidential Information, without notice to or consent of the Company, if the disclosure is made to a supervisory or governmental authority or a self-regulatory organization in the course of a routine examination, inquiry, or audit of the Escrow Agent, or any of its Representatives or any business or operations of the Escrow Agent or its Representatives.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove.

COMPANY:

By:
Name:
Title:

ESCROW AGENT:

UMB BANK NA

By:
Name:
Title:

INTERMEDIARY MANAGER:

By:
Name:
Title:

EXHIBIT A
LIST OF SUBSCRIBERS
Pursuant to the Escrow Agreement dated [ ], 2022 by and between Nuveen Churchill Private Capital Income Fund (the “Company”), Nuveen Securities, LLC (the “Intermediary Manager”) and UMB Bank, N.A., as escrow agent (the “Escrow Agent”), the following investors have paid money for the purchase of the Shares in the Company and the money has been deposited with the Escrow Agent:

1.	Name of Subscriber:
Address:
Tax Identification Number:
Amount and class of Securities subscribed for:
Amount of money paid and deposited with Escrow Agent:

2.	Name of Subscriber:
Address:
Tax Identification Number:
Amount and class of Securities subscribed for:
Amount of money paid and deposited with Escrow Agent:

EXHIBIT B
CERTIFICATE AS TO AUTHORIZED SIGNATURES
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of, and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Nuveen Churchill Private Capital Income Fund.

Name/Title	Specimen Signature